UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 12, 2016

Marchex, Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware	000-50658	35-2194038
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

520 Pike Street

Suite 2000

Seattle, Washington 98101

(Address of Principal Executive Offices)

(206) 331-3300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

The information set forth under Item 5.02 of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements for Certain Officers.

Marchex, Inc. Amended & Restated Annual Incentive Plan.

Pursuant to the Marchex Amended & Restated Annual Incentive Plan (the “Incentive Plan”), on January 12, 2016 (the “Effective Date”) Marchex’s Compensation Committee approved target cash bonus compensation under the Incentive Plan for the 2016 fiscal period based upon the achievement of revenue and adjusted OIBA targets. The executive officer participants for the 2016 fiscal period are Michael Arends, Ethan Caldwell, Peter Christothoulou and Gary Nafus. Participants in the Incentive Plan will not receive a bonus if adjusted OIBA thresholds are not achieved, even if revenue targets are met. If all targets are met at the highest threshold, plan participants can each earn a maximum of two times their base salaries, or $2,180,000 in the aggregate for the entire bonus pool. The target bonuses shall be a specified percentage of base salary (ranging from 35 to 200% based on performance target category) and shall be based on achieving specified revenue (new, existing and all revenue) and adjusted OIBA targets for the 2016 fiscal period.

Bonuses are based on the following weighting: 25% from new revenue target attainment, 25% from existing revenue target attainment, 25% from all revenue target attainment and 25% from adjusted OIBA target attainment.

The Compensation Committee determined that for the 2016 fiscal period any bonuses paid out under the Incentive Plan shall be paid within seventy (70) days of the end of each fiscal quarter, consistent with the prior year.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Marchex has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 15, 2016	MARCHEX, INC.

	By:	/S/ MICHAEL ARENDS

	Name:	Michael Arends
	Title:	Chief Financial Officer